UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 12, 2008(March 10, 2008) Date of Report (Date of earliest event reported)

Sonic Foundry, Inc. (Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation)	1-14007 (Commission File Number)	39-1783372 (IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703 (Address of principal executive offices)	(608) 443-1600 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 10, 2008, Sonic Foundry, Inc. (the “Company”) received notice from the Nasdaq Listing Qualifications Department (the “Staff”) stating that for 30 consecutive business days the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).

The letter, dated March 10, 2008, indicates that in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until September 8, 2008, to regain compliance with the Rule. The letter further indicates that the Company may regain compliance if at any time before September 8, 2008, the bid price of the Company’s common stock closes at $1.00 per share or above for a minimum of 10 consecutive trading days. If the Company is successful in meeting this requirement, the Staff will provide written notification that it has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by September 8, 2008, the Company may consider applying to transfer its securities to The Nasdaq Capital Market provided that the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it elects to transfer its securities and meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period or if the Company elects not to transfer its securities to The Nasdaq Capital Market, the Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock.

The Company intends to actively monitor the bid price for its common stock between now and September 8, 2008, and consider implementation of various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

A copy of the press release dated March 12, 2008 announcing receipt of the Nasdaq staff letter is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated March 12, 2008 concerning receipt of Nasdaq staff letter.

EXHIBIT LIST

NUMBER	DESCRIPTION

99.1	Press release dated March 12, 2008 concerning receipt of Nasdaq staff letter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.
(Registrant)

March 12, 2008	By: /s/ Kenneth A. Minor
Kenneth A. Minor
Chief Financial Officer